EXHIBIT 99.2

FOURTH-QUARTER and YEAR-END 2004 CONFERENCE CALL TRANSCRIPT

Conducted at 11:00 a.m. (ET) February 28, 2005

Operator:  Good day and welcome to Mac-Gray Corporation’s Fourth-Quarter and Year-End 2004 conference call.  Today’s call is being recorded and webcast.  With us today are Chairman and Chief Executive Officer Stewart MacDonald, and Chief Financial Officer Michael Shea.  At this time I would like to turn the call over to Mr. Shea.  Please go ahead, sir.

Mike Shea:  Thank you, Augusta.  Good morning and thank you, everyone, for joining us for Mac-Gray’s year-end conference call.  Before we begin today’s call, I would like to remind everyone that under the Private Securities Litigations Reform Act of 1995, the statements contained in this presentation that are not historical facts, such as those dealing with future financial performance and growth are forward-looking statements that are subject to change based on various factors, which may be beyond the Company’s control.  Accordingly, the future performance and financial results of the Company may differ materially from those expressed or implied in any such forward-looking statements.

Such factors include, but are not limited to, those described in the Company’s filings with the SEC.  The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s conference call.

Both Stewart and I are going to spend more time than we normally do on our quarterly calls sharing information and details, because of the number of positive developments that have occurred during the year.  As we announced in our news release this morning, Mac-Gray posted record revenue for the fourth quarter and for the year, reflecting both the incremental revenue generated by the assets we acquired from Web Service Company in January, 2004, as well as strong organic growth in our core laundry facilities management business and our commercial laundry equipment sales and MicroFridge divisions.

Total revenue for the fourth quarter was a record $49.7 million, an increase of 23% from $40.4 million in Q4 of last year.  Q4 net income was $1.8 million, or 14 cents per diluted share, a 12% increase over Q4 2003’s net income of $1.6 million, or 12 cents per diluted share.

For the full year 2004, Mac-Gray also achieved record revenue of $182.7 million, an increase of 22% from $149.7 million in 2003.  This achievement was attributable both to the incremental revenue from our January 2004 acquisition from Web Service Co. and the organic growth in our core laundry facilities management business, coupled with year-over-year growth in commercial laundry equipment sales and our MicroFridge business.  Net income for all of ‘04 was $5.3 million, or 40 cents per diluted share.  This represented a 29% increase over 2003 net income.

Full-year results for ‘04 and ‘03 each include a non-recurring charge related to the early extinguishment of debt and a non-recurring gain on an asset sale.  Without any of the non-recurring items and, on a fully diluted basis, earnings per share were $0.36 in 2004, compared to $0.30 in 2003, for an increase of 20%.  These are shown in Table 1 of the press release.

For those of you who are new to Mac-Gray, the January ‘04 acquisition entailed our purchase of operating assets of Web Service Company in 13 eastern states for an all-cash price of $39 million.  As expected, the transaction added more than $28 million in incremental revenue in 2004.  To avoid confusion with the subsequent Web Service transaction that closed on January 10, 2005, we are going to refer to the January 2004 transaction as either the “January ‘04” or “eastern” acquisition.

So, primarily driven by the eastern acquisition, revenue in our core laundry facilities management business set new records in both the fourth quarter and the full year, rising 31% in both periods.  For the fourth quarter of ‘04, revenue was $36.4 million, compared to $27.9 million in Q4 of 2003.  For all of 2004, laundry facilities management revenue was $136.7 million, up from $104.8 million for 2003.

Organic growth for our core business also benefited from:

•                  a record number of contracts added to the portfolio by our sales group;

•                  recoveries in apartment occupancy levels in many regional markets;

•                  a larger footprint that diversified that occupancy risk, as well as other risks, among more markets;

•                  and an improved competitive environment in those eastern markets where Mac-Gray and Web had previously overlapped.

Our MicroFridge division posted a 7% increase in annual revenue for 2004, offsetting a virtually flat fourth quarter.  MicroFridge sells to 3 primary market sectors: academic housing, military housing, and hospitality.

•                  Sales to the academic sector in 2004 rose nearly 40% year-over-year as the Company’s business rebounded from a multi-year slump, with colleges and universities beginning to resume capital spending, and our sales programs reaching more colleges.

•                  Our military housing sales of laundry equipment, which are handled by the MicroFridge division, decreased approximately 6% for the year and 15% for the fourth quarter, with spending on military housing being temporarily eclipsed by other more pressing Defense Department requirements.  This masked the fact that sales of our MicroFridge product to military housing were actually up 2% for the year.

•                  Sales to the Hospitality and Health-care sectors were up 7% for the year and 11% for the fourth quarter, due to an expanded network of distributors, and some increases in spending by established customers.

•                  Finally, for our MicroFridge division, our new MaytagDirect appliance sales initiative achieved sales of $1.3 million in its first full year of business, including fourth-quarter sales of $500,000.

Mac-Gray’s other laundry equipment-related business, commercial equipment sales, grew 4% for the year to $14.9 million, from $14.3 million in 2003.  It was the best year since 1999.  This achievement included a record fourth quarter, where sales climbed 38% to $5.2 million, reflecting a backlog of orders after a slower than expected third quarter, and, we believe, a slightly better economic outlook.

To position Mac-Gray for future growth and to optimize the potential for product sales in our revenue mix, we have made the decision to combine our commercial laundry equipment sales division with our MicroFridge division, to form a single Product Sales segment.  Combining all product sales under one umbrella also will provide opportunities for more synergies and cross-selling and more flexibility to take advantage of market opportunities.  This integration is being effected both organizationally and for public reporting segment information.  Beginning with the first quarter, we shall report all sales on an aggregate basis.  This move creates a discrete business unit with an annual run rate of more than $40 million.

Fourth-quarter income from operations increased 23% to $4.3 million, from $3.5 million in the fourth quarter of 2003.  Full-year income from operations grew 48% to $13.5 million, from $9.1 million in 2003.  As a percentage of revenue, our operating margin has increased to 7.4% at 12/31/04 from 6.1% at 12/31/03. Income from operations includes charges for the early extinguishment of debt and the gain on the sale of assets, as discussed in the press release.

Our cash interest expense has increased 54% from 2003 with the increased borrowing to fund the January ‘04 acquisition.  Although our borrowed debt has increased $22 million year-over-year, borrowed debt has been reduced by $16 million since the acquisition in January, ‘04, a reduction of 18% in 11½ months.

Our effective tax rate for ‘04 was consistent with ‘03 at 42.8 percent.  EBITDA, as adjusted, grew significantly year over year.  For the year, EBITDA, as adjusted, increased 26% to $34.4 million, up from $27.3 million in 2003.  The reconciliation of net income, as reported, to EBITDA, as adjusted, is included in this morning’s press release.  We view EBITDA as a useful measurement only when it relates to capital spending for the period, given the capital-intensive business model of our core business.

That said, CAPEX totaled $17.8 million in 2004, compared to $15.4 million for 2003.  Over 95% of the $17.8 million was spent on the core laundry facilities business, with approximately $7.8 million of it going to organic growth, and the other $10 million going to the renegotiation of approximately 9% of our portfolio.  While other parts of the corporation required less capital in 2004, the core business used $4.8 million more in capital in ‘04 than in ‘03 for organic growth, while the capital used to retain and renegotiate contracts increased only $600,000.  The core business is a growth story.

To comply with SEC guidelines, let me define some non-GAAP terms that we are using this morning.  EBITDA, as adjusted, as the term is used on this call, is defined as income before interest expense, provision for income taxes, depreciation and amortization expense.  It excludes both the costs associated with the early extinguishment of debt and any gains on the sale of assets.

EBITDA, as adjusted, should not be considered as an alternative to net income as a measure of operating results, or to total cash flows as a measure of liquidity.

Turning now to our balance sheet, the most significant year-over-year change is the leverage resulting from our all-cash eastern acquisition in January, when we increased our funded debt by $40 million, to more than $90 million.  In the ensuing 11½ months, we paid down $16 million, or 18%, of that debt.  At year-end, our total funded debt stood at $73 million.  To put this in another perspective, despite spending of approximately $57 million on acquisition-related growth and CAPEX, total funded debt increased only $22 million at year-end ‘04 compared with year-end ‘03.

Last month, January 2005, we financed the western states acquisition with a new bank agreement, and a different bank group syndicated by JPMorgan.  That added $95 million to availability, for a total facility of $200 million.  When the acquisition closed on January 10th, our total bank debt was approximately $173 million.  When we report on the first quarter, most likely at the end of April, we will update you on the progress of the balance sheet at that time.  We have fixed a portion of the debt with swaps.

Before I turn the call over to Stewart, I want to comment on our outlook.  Given our 2004 results, combined with the January ‘05 acquisition, the outlook for Mac-Gray is stronger than ever.  With the enhanced role that our core facilities management business and its predictable cash flows will continue to play, we have decided to start providing annual guidance:

•                  As we outlined in today’s release, our guidance assumes no material change in current market conditions.  This guidance is current as of today only, and is based upon several assumptions, including:

•                  Moderate inflation

•                  Organic, internal growth only

•                  Steady interest rates for the unprotected portion of borrowed funds

•                  An effective tax rate of approximately 42.0% to 43.5% for 2005

•                  Let me comment on this.  The Company has benefited in the past several years from bonus depreciation for tax purposes.  For the most part, these bonuses have expired, and the company will return to paying taxes that are much closer to what it is providing for a tax provision.  Now back to the assumptions.

•                  Depreciation for the year in the range of $30 million to $33 million,we mention depreciation specifically because it currently includes an estimate of the purchase price allocation of the January ‘05 acquisition, which could be revised upon the completion of the company’s review.

•                  Capital expenditures for the year are estimated to be in the range of $22 million to $25 million.

Please refer to the text of this morning’s press release for other notes and assumptions.

•                  Based on these assumptions, we are guiding to revenue in the range of $245 million to $260 million, and

•                  Diluted earnings per share in 2005 in the range of $0.45 to $0.50 per share.

Now let me turn the call over to Stewart.

Stewart MacDonald:  Thanks, Mike

Mac-Gray capped a very strong year with an exceptionally strong fourth quarter.  The result was double-digit top-and bottom-line growth for both periods.  And, as important as these numbers are, we also are pleased by how this performance has positioned Mac-Gray for the future, because the growth was broad-based.

Moving quickly through our divisions, it was the strongest year in five years in commercial laundry equipment sales, with revenue of nearly $15 million.  Those of you who have followed us for awhile will remember that this is the division that is our least predictable on a quarterly basis, but its annual revenues are quite steady.  In September of last year we strengthened this division by acquiring a small Maytag Commercial distributor in Kentucky, and so we now add that state to the territories where we have exclusive rights to sell the Maytag Commercial line.  Any time we strengthen this division it also redounds to the benefit of the facilities management division because it adds operational efficiencies at the branch level.  In this instance, adding the Kentucky distribution business ties to our expansion into Kentucky and Tennessee with the January ‘04 acquisition.  Under our business model, it is extremely beneficial to work the two business lines together.  Another development from 2004 that is also going to strengthen this division is that we commenced Maytag Commercial distribution to the Caribbean.  On a national scale, we are by far Maytag Commercial’s largest distributor.

Turning next to MicroFridge, this division also had a good year, the best year since 2001.  A drop in the sale of laundry equipment to military bases, which is recorded in this division’s numbers, actually hides the real story, where revenue from the core MicroFridge product line increased 11%.  The rebound in the MicroFridge division was led by the academic sector, which had experienced a multi-year sales downturn.  Because of that recent history, the turnaround is particularly satisfying.

The strong outlook for the division, following the recovery in its traditional channels and markets, also benefits from three new product initiatives introduced last year.

The largest of these is our new MaytagDirect appliance sales program.  If you go to one of our web sites, www.maytagdirect.com (one word:  maytagdirect.com) you will see that we are now offering kitchen and non-commercial laundry equipment to our traditional base of nearly 30,000 apartment buildings, military bases, and colleges.  And beyond our current customers, for those customers who don’t want us to provide laundry facilities management for their central laundry room, or who don’t even have a central laundry room but have washer & dryer hookups in each unit, or who have different appliance needs other than coin or card-operated laundry equipment, such as full kitchen replacements, we now have the total solution.  MaytagDirect will have an impact on military bases, in college and university housing, and most important in apartment buildings all over America, where we or any other laundry facilities contractor might have the contract for the central laundry room, but were never able to do anything in the kitchens or laundry rooms upstairs.  This ancillary approach to our traditional business finally took flight last year, recording first year revenue of $1.3 million, with $500,000 of it coming in the fourth quarter.

Turning now to our largest division, laundry facilities management, we enjoyed the best year we’ve ever recorded on a number of important fronts.  Our record revenue of $137 million in the core business was powered by two factors.  First, the acquisition in January 2004 brought 49 weeks worth of that revenue on board.  When we announced the acquisition, we reported that it would represent approximately $29 million of annualized revenue, and we are pleased to report that for the year that acquisition added $28.3 million to what had been 2003’s baseline revenue of $104.8 million.

The second factor was a record level of organic growth.  Now, internal growth is not as dramatic as acquisitions, but it is critically important.  Organic growth comes about in several ways: of course, the writing of new accounts is the primary driver, but there are also vend price increases, the conversion of coin accounts to card-operated systems, which invariably result in higher revenue for both Mac-Gray and the property, and in 2004 a stabilization of the apartment occupancy picture.  On a net basis, which means netting out locations that we either lost or chose to pull out of during the year, our organic growth was 58% higher in 2004 than in 2003.  For the second year in a row, our fastest growing market was New York City.  Our sales force produced new accounts that resulted in nearly 11,000 new machines being installed, another record for us.  And what kind of new business was it?  Our average capital investment per machine declined 8%.  We achieved this decline in average capital invested by maintaining strict controls on the hurdle rates that our sales force must clear, and by also reengineering our entire remanufacturing process for used equipment.  On the subject of remanufacturing we have jointly shared best practices with our friends at Web Service Company, and both companies benefited.  We were consequently able to double our production while lowering our cost of remanufacturing this equipment.  This new business of 11,000 machines will add approximately $5 million of annualized incremental revenue for each of the next eight years, which is the weighted lease term of the new locations that were installed last year.  Let me also touch briefly on the subject of lost business.  The $5 million that I just mentioned is actually $7.7 million worth of new business installed, less $2.7 million of discontinued accounts.  What causes us to lose business?  Only two things.

We will either lose an account to a property owner who wants to operate his own equipment and simply not have a service provider, or to another service provider in a competitive bid environment.  The self-operator is currently the more challenging of the two.  Last year, for the second year in a row, we lost more business to owner-operators than we gained from that sector.  We believe that this is a temporary situation, and probably a trailing economic indicator.  As the national apartment industry entered a serious decline in occupancy rates, starting in 2001 and driven by both low interest rates and stubbornly high unemployment rates, empty apartments meant lower rental revenue, and so these property owners have turned aggressively to other available revenue sources, including running their own laundry equipment.  As the occupancy picture improves, and it started to last year, this phenomenon should diminish over time.

The business we lose to competitive bids is almost invariably due to economics, where we are unwilling to write business that does not meet our return requirements.  However, this conservative approach toward our invested capital hasn’t hurt us.  In both 2004 and 2003, we took more business from our industry competitors than we lost to them.  Of the nearly 11,000 new machines at new accounts that I mentioned earlier, over 90% came from the competition.

Our renewal business also had a record year.  Many of you have told us that you are attracted to this industry because of the predictability that comes from high renewal rates.  Last year our renewal efforts resulted in 23% more business being retained than in 2003.

These record levels of both new and renegotiated business occurred while we completed the successful integration of the Eastern acquisition.  We merged operations, contracts, facilities, employees and customers, and paid down our debt by 18%.

One of the factors contributing to our success is technology, and many of you know that we have led the industry in card systems and product innovations for a long time.  What we haven’t talked about before today is that beginning in 2003, we have invested heavily in CRM capability, using Siebel 7 to give our very talented sales force another sales advantage.  This system has enhanced our internal proposal review process and our customer service tracking, and created a first-class portal for any of our employees who deal with a customer to help that customer have their questions answered accurately and quickly.

We also continued to widen the gap between Mac-Gray and its competition, from an external technology perspective.  For example, our proprietary LaundryLinx system now links more than a hundred colleges and universities that now can communicate any service needs via the web, directly to our field service technicians whose wireless handheld devices receive the calls in seconds, bypassing the need for human dispatchers.  In turn, this enables technicians to plan their routing more intelligently, and then, after closing out the call using the system, it immediately communicates back to those customers via e-mail that the service calls are completed.  We spent 2004 rolling out this new technology to all of our service techs, including the 20 new ones who joined us with the eastern acquisition.  In 2005 we expect to add another 150 colleges and universities and our 70 new service technicians, to this network.

Similarly, our proprietary LaundryView system completed testing in 2003, and took full wing in 2004.  This is the system where a student or apartment resident can go on-line to determine the availability of laundry machines in their laundry room, and by which they can receive email or text messages directly from the machine when their wash is completed.  The system also communicates directly with us when a machine needs repair.  As of today, 22 colleges and 3 large apartment communities have adopted this revolutionary development.  In fact, those of you listening from the Atlanta market would have seen this over the weekend, as Saturday morning’s front page of the Atlanta

Journal Constitution had a nice feature story about LaundryView, which is being installed at Georgia Tech in the fall.  LaundryView is the only fully developed system for monitoring laundry machine availability, and for direct communication with the appliance itself, that is developed, maintained and operated by the company that actually owns the appliances, meaning us.  LaundryView is quickly becoming the industry standard and is already in more colleges than any other system.  In addition, we have licensed the technology to our friends at Web Service Co.  Because we are the largest, and Web is the second largest provider to the college market in the United States, these two companies fully expect that by the end of the decade LaundryView will have more than 70% college market penetration between us.  And the other 30%?  One of the great things about LaundryView is that it can be made available to a college even if we are not their laundry service provider, which we are already doing.  Self-ownership may deny us a contract, but we can lease this technology to them and therefore develop an additional source of revenue.

The cost of developing various technologies, perfecting them, and installing them is not insignificant.  However, the cost is well worth it, because our technologies are a significant differentiating factor in the marketplace.  They build long-term revenue by adding a very strong incentive for customers to keep us at a location.

Each of our innovations creates opportunities to:

•                  add incremental revenues,

•                  reduce operating and maintenance costs, and

•                  build customer loyalty.

I’d now like to comment on an industry trend that appears to be good news for us.  After a three-year decline, apartment occupancy rates improved in 2004 in every region of the country except the Midwest.  Both the National Apartment Association and the Real Estate Information Service, or REIS, have measured and reported on this positive development.  Of 33 specific markets that we track through REIS, and in which we compete, 22 of them ended the year with higher occupancy rates than at year-end 2003.  After three years of waiting, that is positive news, and although there is a long way to go to get back to the occupancy levels of 2000, we fully expect two positive outcomes from this development if it continues: first, the obvious one, more residents will be using our equipment, and second, as the pressure of vacant apartments eases, property owners should return to focusing on attracting and satisfying tenants with first-class amenities, which we are better able to provide instead of them trying to run a laundry equipment program to make up for missing revenue.

With a great year behind us, let me offer some perspective on the recent large acquisition that closed in January 2005, in which Mac-Gray acquired the contracts and operating assets of Web Service Co. in 13 western and southern states for a purchase price of approximately $110 million.  This acquisition is expected to increase Mac-Gray’s 2005 revenue by approximately $69 million, and that is just in the core business that was acquired.  This new geography has also opened up a dramatic new arena for smart-card conversion, vend price increases and cross-selling by commercial laundry equipment, MicroFridge, and MaytagDirect..  Whereas our MicroFridge business has long done business in all 50 states, this acquisition now expands our laundry facilities management business into 40 states.

This transaction tracks the January 2004 acquisition in many ways, most notably in the deal structure, its valuation, and the high level of talented people who have joined us.  The rent rate of the acquired assets is lower than that of the eastern acquisition contracts, and therefore the gross margin is higher.  The physical assets we acquired are in the same condition and quality that we expect, and so there will not be any extraordinary capital requirements in order to bring the fleet of machines up to our standard.  And we are uniting two very compatible businesses, both generating stable, predictable cash flows.  In fact, with both acquisitions, the facilities management business now represents approximately .80 cents of every revenue dollar for Mac-Gray.

With our national footprint, we now have a much larger base over which to allocate our fixed costs and leverage our operating platform.  We also gain enhanced purchasing power and more markets in which to increase density.  Our ability to compete in our industry has never been greater.

We are pleased with the progress we have made on all fronts last year, and we expect to continue this momentum throughout 2005. Mike and I plan to be out meeting with investors in the next several months, and we look forward to seeing many of you.

Thank you for your attention.  Mike and I now would like to answer any questions you may have.  Augusta, you may open the call up.

Operator:  Thank you gentlemen.  We’ll take our first question from Jack Ripstein from Protrero Capital Research.

Jack Ripstein:  Hi, good morning gentlemen.  Thanks for laying out some more information on the call.  It’s very helpful.  Would it be safe to say if I back in using some of the guidance and some of the discussion on the call regarding the acquisition it’s roughly an $11 million EBITDA run rate?

Mike Shea:  The approach we took towards giving the guidance was to consolidate all the entities into one.  The acquisition in the Western assets are going to generate an EBITDA margin that is comparable to our existing business before the acquisition.

Jack Ripstein:  OK.  In terms of the debt, I think you gave out a number that you thought you were at, or you were going to update us on.  Was there some starting number, besides what’s on the balance sheet that you can give us?  I just took the long term rate of 80 plus the revolver and came up with something in the 160 to 170 range, is that about right?

Mike Shea:  Today?

Jack Ripstein:  Correct, today.

Mike Shea:  The other pieces of debt are some capital leases and some small other long term debt for a total debt at the end of the year was about $73.4 million, and then on January 10th we added approximately another $110 million for the acquisition.

Jack Ripstein:  It’s about 180 or a little more.  What sort of an ideal cap structure — we talked about this prior to this acquisition of assets — what do you see maybe two or three years form now as an idea cap structure barring acquisitions?  I know this is a lot of supposition, but I guess I’m trying to get a sense of how fast you feel you can pay down this debt and what you’d like to see and the new carrying cap structure.

Mike Shea:  Our priority right now, and the only one we have in our sights, is to continue to operate the company efficiently enough so we can continue to reduce the debt at as fast a rate as possible.  We’ve protected ourselves against interest rates rising too much with some swaps.  Our only plan right now is to reduce debt.

Jack Ripstein:  What is the new interest rate or at least the protected portion?

Mike Shea:  It’s about 6 and a half percent.

Jack Ripstein:  So pretty comparable to before.

Mike Shea:  Yes.

Jack Ripstein:  Great, well keep up the good work and thank you for laying out the details.

Operator:  We’ll take our next question from Brent Miley with Rutebega Capital:

Brent Miley:  Good morning.  I had a couple of questions for you.  On the guidance side it looks like you guys closed out this year with $183 million, and adding in the roughly $67 or $69 million to your revenue targets gets you to the upper end of your guidance range.  Are you guys expecting — I guess it would be a modest growth in there if you hit the high end of it — but it looks to me like you’re counting on pretty much a flattish year, and then layering in the West acquisition.  Am I misunderstanding something or is that pretty well correct?

Mike Shea:  There’s a piece in there, as there was this year Brett, for some successful organic growth.  So it’s the base of where we ended the year in 2004 plus the acquisition — you’re right there – but then if you go to the top end of that range we’re anticipating some growth in the two sales divisions as well as organic growth in the business.

Brent Miley:  But at the top end of the range you’re talking about two or three percent of organic growth.?

Stewart MacDonald:  Yes, that’s about what we reached this year.

Brent Miley:  I just want to make sure I understood that.

Mike Shea:  It will take a little while to get all the new territories working at our pace and doing things that Mac-Gray does, so there’s a pause in organic growth when you acquire something as big as what we just did.

Brent Miley:  Fair enough.  On the MicroFridge side of things you guys said you had a nice bump in academic and it sounded like the military was down a little bit, which I think I can understand.  Was there a particular dynamic going on with the academic side that was encouraging to you guys for next year?  What do you think drove that?

Stewart MacDonald:  This is Stewart.  No, not really.  Let me back up to your questions.  Actually, MicroFridge sales to the government for military bases were also up, it was not a decline, but because we put laundry equipment sales that we make to the military in this division that was what contributed to the decline.  But the whole MicroFridge line was up in every market.  To answer your question on the academic sector, no, I think just playing catch-up; these are decision makers who have been postponing capital expenditures for a long period of time and the need to replace equipment finally caught up with a bunch of them.

Brent Miley:  And it looks like their appetite to go ahead and upgrade that equipment still exists; they haven’t forgone this forever.

Stewart MacDonald:  That is correct.

Brent Miley:  OK, good.  I was wondering Mike if you could tell us, how much of the debt have you, ballpark, swapped out?  Is it for a couple of years?  Is it half the incremental amount? Can you quantify that at all?

Mike Shea:  Actually we haven’t terminated all of our swaps from the last term loan, so we’re still protected in some cases out as far as ‘08, and we’re debating whether we should turn them over now or just leave them in place.

Brent Miley:  Forgive me, there done through when…2008?

Mike Shea:  Some are 2008…and 2007.  When we initially put them in place, Brett, that was about as long as they’d let us go out.

Brent Miley:  One other question if I could…just a clarification.  It sounded like on the cap ex side of things, about $7.8 million of the $17.8 in ‘04 was for organic CAPEX.  You mentioned you rolled about $9 million of the portfolio and about $10 million went into the renewals.  I think I’m missing the point here, but in terms of the capital intensity there, the organic growth cost you a lot more? Can you just go over that dynamic for me?  Is that because you’re installing all new equipment there and you don’t have to do that on the renewals?  Can you just talk to me about why the difference there?

Mike Shea:  From what I know Brett, it’s as simple as the contract you’re renegotiating is with a customer who is very happy with you and has a high level of satisfaction and is not looking for change.  We’re trying to always be proactive with the existing customers both with daily service and with negotiating with that contract that’s getting close to expiration.

Brent Miley:  It’s just more expensive to take care.  You’ve got to promise them more in terms of equipment and capital upgrade.

Stewart MacDonald:  There’s a scale difference.  New accounts usually do require new equipment.; that’s obviously what the customer expects.  Just to give you the scale, whereas the sales efforts puts out almost 11,000 new pieces of equipment, the renegotiation efforts center around 19,000 machines, so it’s quite a bit larger hill to climb.

Brent Miley:  OK, thanks.

Operator:  We do have a follow-up question from Jack Ripstein from Protrero Capital Research.

Jack Ripstein:  Hi, sorry, I missed one of my questions.  In terms of the working capital change it looks like you guys picked up about $10 million on the cash flow statement from that.  I think we talked about this in the prior call as well, but is that something that can continue on, typically you can only squeeze out so much in working capital on sort of a going forward basis, what do you guys see there from a cash flow perspective?

Mike Shea:  I don’t disagree with you; it’s a pretty easy business to understand and we’ve been able to manage quite successfully all the components of working capital.  The biggest value in this period was the addition of the accounts payable that came along with the acquisition.  So we acquired those $30 million in revenue and along with that came the year end deferral of commission expenses, so there are some ways to improve the working capital, but primarily its going to be through increasing the cash flow from operations.

Jack Ripstein:  So we shouldn’t expect to see an ongoing sort of other depreciative amortization.  Add that back to your net income, we shouldn’t expect to see a lot more of the working cap improvements on a going forward basis is my guess.

Mike Shea:  I would agree, yes.

Jack Ripstein:  OK, great, that helps for the modeling, thank you.

Operator:  It appears there are no other questions at this time.  Mr. MacDonald I’d like to send it back to you for any additional or closing remarks.

Stewart MacDonald:  Just to say we appreciate people joining us this morning.  As always you can call or email Mike or me with further questions you have and we’ll see a number of you on the road in the next couple of months.  Thank you and good morning.